UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2014

OPTEX SYSTEMS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54114	90-0609531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Presidential Drive, Richardson, TX	75081-2439
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 644-0722

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
See Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On November 17, 2014, Optex Systems Holdings, Inc. (the “Company”) entered into a Subscription Agreement (the “Agreement”) to purchase up to $2.1 million principal amount of convertible promissory notes (“Notes”) with several accredited investors (the “Investors”) in a private placement pursuant to which the Investors purchased a series of Notes with an aggregate principal amount of $1.55 million. The Agreement allows for a second closing, to occur no later than 30 days from November 17, 2014, for the balance of the $2.1 million aggregate amount of the offering.  The Notes bear interest at a rate of 12% per annum and mature two years after the date of the issuance.  The Company may pay interest due either in cash or, at its option, through stock.  The Notes are convertible at the option of the Investors at any time into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a conversion price equal to $.0025 per share.  All or part of the then remaining principal amount of the Notes may be prepaid at any time at a price equal to 125% of the sum of the remaining principal amount of the Notes to be prepaid plus all accrued and unpaid interest thereon.  The Agreement also requires the Company to effect a 1:350 reverse split of its common stock no later than 90 days from November 17, 2014.

The Notes contain certain customary negative covenants and events of default, including, but not limited to, the Company’s failure to pay principal and interest, material defaults under the other transaction documents, bankruptcy, and the Company’s failure to deliver Common Stock certificates after a conversion date.

The conversion price of the Notes is subject to “full ratchet” anti-dilution adjustment for subsequent lower price issuances by the Company, as well as customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like.

Pursuant to a Registration Rights Agreement, of even date, between the Company and the Investors, the Company is obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) registering the shares underlying the Notes for public resale by January 17, 2015 and cause such registration statement to be effective by March 17, 2015.  The Company is subject to certain liquidated damages in the event it does not satisfy such obligations and other obligations under such Registration Rights Agreement.

Sileas Corp., the controlling shareholder of the Company, also entered into a Make Whole Agreement, of even date, with the Investors and the Company, pursuant to which, unless and until the Company’s common stock is listed on the NASDAQ Capital Market, it will make payment to the Investors of interest on the Notes, on any date on which interest is due and payable under the Notes, from the date of payment until the maturity date of the Notes.

The securities sold to the Investors were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Investors are “accredited investors” as such term is defined in Regulation D promulgated under the Securities Act.

This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

The foregoing information is a summary of the agreements involved in the transaction described above, is not complete, and is qualified in its entirety by reference to the full text of such agreements, copies of which are attached as exhibits to this Current Report on Form 8-K.  Readers should review such agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.  The following exhibits are filed with this report:

Exhibit No.	Description of Exhibit
10.1	Form of Subscription Agreement, by and between the Company and each Investor signatory thereto
10.2	Form of Convertible Note issued by the Company to the Investors
10.3	Form of Registration Rights Agreement, dated November __, 2014 by and between the Company and the Investors signatory thereto
10.4	Form of Make Whole Agreement, dated November __, 2014, by and among the Company, Sileas Corp. and the Investors signatory thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Optex Systems Holdings, Inc.
(Registrant)

By:	/s/ Danny Schoening
Danny Schoening
Title:	CEO

Date: November 18, 2014